Exhibit 99.1

Contacts: Media Alecia Pulman (203) 682-8224 apulman@icrinc.com
For Immediate Release
Investor Relations Fitzhugh Taylor (203) 682-8261 ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports First Quarter 2015 Financial Results

-Net Income from Continuing Operations Increased 19.8% to $10.8 Million-

- Quarterly Earnings per Share from Continuing Operations of $0.31 -

WINTER PARK, Fla.—(BUSINESS WIRE)—May 1, 2015—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 29, 2015.

Highlights for the first quarter of 2015 compared to the first quarter of 2014 were as follows:

Net income was $10.4 million, or $0.30 per diluted share, in the first quarter of 2015 compared to net income of $8.9 million, or $0.25 per diluted share, in the first quarter of 2014.

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Income from continuing operations was $10.8 million, or $0.31 per diluted share, in the first quarter of 2015 compared to income from continuing operations of $9.0 million, or $0.25 per diluted share, in the first quarter of 2014.

Total restaurant sales in the first quarter of 2015 increased 8.2% to $92.1 million compared to the first quarter of 2014.

●	Company-owned comparable restaurant sales increased 2.8% in the first quarter.

“We are pleased to have delivered strong earnings results to begin our 2015 fiscal year,” stated Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc. “While we are disappointed that our string of consecutive quarters with traffic growth came to an end, our growth in comparable sales, new unit development, lower food costs, and continued execution from our company-owned and franchised teams all contributed to a 19.8% increase in income from continuing operations.”

Review of First Quarter 2015 Operating Results from Continuing Operations

Total revenues in the first quarter of 2015 were $97.3 million, an increase of 7.7% as compared to $90.4 million in the first quarter of 2014.

Company-owned Sales

●	For the first quarter of 2015, Company-owned comparable restaurant sales increased 2.8%, which consisted of an average check increase of 3.3%, partially offset by a traffic decrease of 0.5%.

●	Average unit weekly sales were $108.6 thousand in the first quarter of 2015, an increase of 2.9% compared to $105.5 thousand in the first quarter of 2014.
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66 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2015 compared to 63 Ruth’s Chris Steak House restaurants at the end of the first quarter of 2014. Total operating weeks for the first quarter of 2015 increased to 852 from 809 in the first quarter of 2014. Total operating weeks exclude discontinued operations.

Franchise Income

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Franchise income in the first quarter of 2015 was unchanged at $4.0 million compared to the first quarter of 2014. Franchise income included a 0.5% decrease in comparable franchised restaurant sales and a decrease in opening fees, offset by royalties from new franchise restaurant openings during the last 12 months.

●	77 franchisee-owned restaurants were open at the end of the first quarter of 2015 compared to 75 at the end of the prior year first quarter.

Operating income in the first quarter of 2015 increased 16.2% to $16.2 million, compared to $14.0 million in the first quarter of 2014. As a percentage of total revenues, operating margin increased 121 basis points

●	Food and beverage costs, as a percentage of restaurant sales, decreased 83 basis points in the first quarter to 30.5%, driven predominately by a 4.3% year-over-year decline in beef costs.
●	Restaurant operating expenses, as a percentage of restaurant sales, decreased 37 basis points in the first quarter of 2015 to 45.3%, primarily due to lower healthcare claims experience in the quarter.
●	General and administrative expenses, as a percentage of total revenues, decreased 27 basis points in the first quarter of 2015 to 6.6%.

At the end of the first quarter of 2015, the Company had $3.0 million in debt outstanding under its senior credit facility, a decrease from $13.0 million in debt outstanding at the end of the fourth quarter of 2014.

During the first quarter of 2015, the Company repurchased 207,657 shares of common stock for approximately $3.0 million under the Company’s previously announced $50 million share repurchase program. Since the beginning of 2014, the Company has repurchased 1.5 million shares for approximately $18.4 million. As of the end of the first quarter of 2015, the Company had $41.9 million remaining under its current authorization.

Subsequent to the end of the first quarter of 2015, the Company’s Board of Directors, as part of the Company’s focus on long-term returns, approved the payment of a quarterly cash dividend to shareholders of $0.06 per share. This dividend will be paid on May 28, 2015 to shareholders of record as of the close of business on May 14, 2015. This dividend represents a 20% increase from the quarterly cash dividend paid to shareholders in May 2014.

Development Update

On February 9, 2015, one new Company-owned Ruth’s Chris Steak House restaurant opened in St. Petersburg, FL. The Company expects to open its second Dallas, TX location early in the third quarter of 2015 and has signed a lease to open a restaurant in Albuquerque, NM late in the fourth quarter of this year. Additionally, franchisees are currently projected to open four restaurants during 2015.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2015 outlook as follows:

●	Cost of goods sold of 31.5% to 33.0% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $25.0 million to $27.0 million
●	Effective tax rate of 31% to 34%
●	Capital expenditures of $20 million to $23 million
●	Fully diluted shares outstanding of 34.7 million to 35.2 million (exclusive of any future share repurchases under the Company's previously announced share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact future operating results and financial conditions.

Conference Call

The Company will host a conference call to discuss first quarter 2015 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2402. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 7259998. The replay will be available until May 8, 2015. The call will also be webcast live from the Company's website at www.rhgi.com under the “Investor Relations” section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 140 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; changes in, or the discontinuation of, the Company’s share repurchase program or dividend payments; and the risk factors or uncertainties identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - Preliminary and Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 29,	March 30,
	2015	2014

Revenues:
Restaurant sales	$92,071	$85,070
Franchise income	4,021	4,036
Other operating income	1,252	1,248
Total revenues	97,344	90,354

Costs and expenses:
Food and beverage costs	28,100	26,667
Restaurant operating expenses	41,701	38,843
Marketing and advertising	1,593	1,746
General and administrative costs	6,447	6,225
Depreciation and amortization expenses	2,919	2,510
Pre-opening costs	376	409
Total costs and expenses	81,136	76,400

Operating income	16,208	13,954

Other income (expense):
Interest expense, net	(226)	(287)
Other	15	9

Income from continuing operations before income tax expense	15,997	13,676
Income tax expense	5,229	4,686

Income from continuing operations	10,768	8,990
Loss from discontinued operations, net of income taxes	(357)	(125)

Net income	$10,411	$8,865

Basic earnings (loss) per common share:
Continuing operations	$0.31	$0.25
Discontinued operations	(0.01)	(0.00)
Basic earnings per share	$0.30	$0.25

Diluted earnings (loss) per common share:
Continuing operations	$0.31	$0.25
Discontinued operations	(0.01)	(0.00)
Diluted earnings per share	$0.30	$0.25

Shares used in computing net income (loss) per common share:
Basic	34,216,357	35,094,652
Diluted	34,515,515	35,822,458

Dividends declared per common share	$0.06	$0.05